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                                                                     EXHIBIT 5.1

                               [MARSH LETTERHEAD]



                               September 25, 1998



Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, IN 46256-3350

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         I have acted as counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Outside Directors' Stock Plan (the "Directors' Plan") and the Marsh Supermarkets, Inc. 1998 Stock Incentive Plan (the "1998 Plan") filed with the Securities and Exchange Commission covering 850,000 shares (the "Shares") of the Company's Class A and Class B common stock, no par value, issuable pursuant to the Directors' Plan and 1998 Plan.

         In so acting, I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

         Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to and in accordance with the Directors' Plan and the 1998 Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/ P. Lawrence Butt
                                       --------------------------------------
                                       P. Lawrence Butt